Exhibit 99.1

TScan Therapeutics Reports Second Quarter 2024 Financial Results and Provides Corporate Update

FDA grants RMAT designation to TSC-100 and TSC-101 for the treatment of patients with AML, ALL, and MDS undergoing allogeneic HCT with reduced intensity conditioning

Engaged CDMO with global capabilities to support manufacturing for pivotal trials and commercialization

On-track to report initial data from the solid tumor program and one-year data on initial patients in the ALLOHATM Phase 1 heme trial by the end of 2024

Cash, cash equivalents, and marketable securities continue to fund operations into the fourth quarter of 2026

WALTHAM, Mass., Aug. 12, 2024 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the second quarter ended June 30, 2024, and provided a corporate update.

“We continue to make meaningful progress across our pipeline and remain on track to provide a clinical update on the ALLOHATM Phase 1 heme trial at the end of the year. We continue to successfully manufacture our product candidates internally and have now engaged a CDMO with global capabilities as we start to prepare for commercial manufacturing. Receipt of RMAT designation from the FDA is an important milestone that highlights the transformative potential of TSC-100 and TSC-101, and we look forward to working closely with the FDA to support the development of these TCR-T therapy candidates,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “In our solid tumor program, we are currently enrolling patients across the first two dose levels. Our goal is to start treating patients with multiplex therapy by the end of the year, which should set us up to report meaningful response data in 2025.”

Recent Corporate Highlights

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The Company recently received Regenerative Medicine Advanced Therapy (RMAT) designation from the U.S. Food and Drug Administration (FDA) for its two lead TCR-T therapy candidates TSC-100 and TSC-101. The ALLOHA Phase 1 heme trial is designed to evaluate the ability of TSC-100 and TSC-101 to treat residual disease and prevent relapse in patients with acute myeloid leukemia (AML), acute lymphoblastic leukemia (ALL), and myelodysplastic syndrome (MDS) undergoing allogeneic hematopoietic cell transplantation (HCT) with reduced intensity conditioning.

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The Company signed a letter of intent with a global contract development and manufacturing organization (CDMO) to initiate manufacturing activities for pivotal trials and commercialization.

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In June, the Company announced the appointment of Garry A. Nicholson to its Board of Directors. In addition, following the retirement of former Chairman Timothy Barberich, Stephen Biggar, M.D., Ph.D., assumed the role of Chair.

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Upon the U.S. market opening on July 1, 2024, the Company joined the broad-market Russell 3000® Index as a part of the annual reconstitution. The Russell U.S. Index reconstitution captures the 4,000 largest U.S. stocks as of April 30, 2024, ranking them by total market capitalization. Membership in the U.S. all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes.

Upcoming Anticipated Milestones

Heme Malignancies Program: TScan’s two lead TCR-T therapy candidates, TSC-100 and TSC-101, are designed to treat residual disease and prevent relapse in patients with AML, ALL, or MDS undergoing allogeneic HCT (the ALLOHA trial, NCT05473910).

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Opening of expansion cohorts at the proposed recommended Phase 2 dose level to further characterize safety and evaluate translational and efficacy endpoints is planned for the third quarter of 2024.
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Reporting of one-year clinical and translational data on initial patients is anticipated by the end of 2024.
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Initiation of a registration trial, pending feedback from regulatory authorities, and reporting of two-year clinical and translational data are anticipated in 2025.

Solid Tumor Program: TScan continues to expand the ImmunoBank, a collection of therapeutic TCR-Ts that target different cancer-associated antigens presented on diverse HLA types. TScan’s strategy is to treat patients with multiple TCR-Ts to overcome tumor heterogeneity and prevent resistance that may arise from either target or HLA loss (screening protocol: NCT05812027; treatment protocol: NCT05973487).

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First patient dosed in early May, with enrollment proceeding across the TCR-T therapy candidates.
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Initial singleplex data expected by the end of 2024.
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Additional investigational new drug (IND) filings planned to continue to expand the ImmunoBank.
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Response data for multiplex therapy anticipated in 2025.

Second Quarter 2024 Financial Results

Revenue: Revenue for the second quarter of 2024 was $0.5 million, compared to $3.1 million for the second quarter of 2023. The decrease was primarily due to the timing of research activities pursuant to the Company’s collaboration agreement with Amgen which commenced in May 2023.

R&D Expenses: Research and development expenses for the second quarter of 2024 were $26.9 million, compared to $21.2 million for the second quarter of 2023. The increase of $5.7 million was primarily driven by an increase in clinical studies expense associated with the ongoing enrollment of our ALLOHA Phase 1 heme trial and start-up activities and initial enrollment in our Phase 1 solid tumor clinical trial, as well as an increase in personnel expenses due to additional headcount in support of our expanded research and development activities. Research and development expenses included non-cash stock compensation expense of $1.2 million and $0.6 million for the second quarter of 2024 and 2023, respectively.

G&A Expenses: General and administrative expenses for the second quarter of 2024 were $7.8 million, compared to $6.5 million for the second quarter of 2023. The increase of $1.2 million was primarily driven by an increase in personnel expenses due to increased headcount to support business activities. General and administrative expenses included non-cash stock compensation expense of $1.1 million and $0.6 million for the second quarter of 2024 and 2023, respectively.

Net Loss: Net loss was $31.7 million for the second quarter of 2024, compared to $24.0 million for the second quarter of 2023, and included net interest income of $2.5 million and $0.6 million, respectively.

Cash Position: Cash, cash equivalents, and marketable securities as of June 30, 2024, were $297.7 million, excluding $5.0 million of restricted cash. The Company believes that its existing cash resources will continue to fund its current operating plan into the fourth quarter of 2026.

Share Count: As of June 30, 2024, the Company had issued and outstanding shares of 52,932,746, which consists of 48,656,158 shares of voting common stock and 4,276,588 shares of non-voting common stock, and outstanding pre-funded warrants to purchase 65,587,945 shares of voting common stock at an exercise price of $0.0001 per share.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidates, TSC-100 and TSC-101, are in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation (the ALLOHA Phase 1 heme trial). The Company is also developing TCR-T therapy candidates for the treatment of various solid tumors. The Company has developed and continues to expand its ImmunoBank, the Company’s repository of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types, to provide customized multiplex TCR-T therapies for patients with a variety of cancers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, and timing relating to the Company’s hematologic malignancies program, including clinical updates of the ALLOHA Phase 1 heme trial, presentation of data, opening of expansion cohorts, and initiation of registrational trials; the Company’s plans, progress, and timing relating to the Company’s solid tumor program, including, enrollment, presentation of data, and submission of additional INDs to expand the ImmunoBank; the progress of the hematologic malignancies and solid tumor programs being indicative or predictive of the success of each program; the engagement of CDMO and execution of the letter of intent being indicative of successful initiation or support of manufacturing activities or execution of definitive agreements; expectations regarding the Company’s inclusion in the broad-market Russell 3000 Index; the Company’s current and future research and development plans or expectations; the structure, timing and success of the Company’s planned preclinical development, submission of INDs, and clinical trials; the potential benefits of any of the Company’s proprietary platforms, multiplexing, or current or future product candidates in treating patients; the Company’s ability to fund its operating plan with its existing cash and cash equivalents; and the Company’s goals, strategy and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s recently approved INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Heather Savelle
TScan Therapeutics, Inc.
VP, Investor Relations
857-399-9840
hsavelle@tscan.com

Maghan Meyers
Argot Partners
212-600-1902
TScan@argotpartners.com

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$242,159	$133,359
Other assets	132,712	138,790
Total assets	$374,871	$272,149
Liabilities and Stockholders' Equity
Total liabilities	$119,650	$121,282
Total stockholders' equity	255,221	150,867
Total liabilities and stockholders' deficit	$374,871	$272,149
Common stock and pre-funded warrants outstanding (1)	118,520,691	94,840,055

(1) Both periods include outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share; 65,587,945 and 47,010,526 pre-funded warrants issued and outstanding at June 30, 2024 and December 31, 2024, respectively

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2024	2023
Revenue
Collaboration and license revenue	$536	$3,148
Operating expenses:
Research and development	26,877	21,227
General and administrative	7,773	6,531
Total operating expenses	34,650	27,758
Loss from operations	(34,114)	(24,610)
Interest and other income, net	3,405	1,534
Interest expense	(952)	(969)
Net loss	$(31,661)	$(24,045)
Net loss per share, basic and diluted	$(0.28)	$(0.51)
Weighted average common shares outstanding—basic and diluted (2)	113,425,357	47,208,664

(2) For the three months ended June 30, 2024 and June 30, 2023, 65,587,945 and 47,010,526 shares, respectively, of the Company's voting common stock issuable upon exercise of the pre-funded warrants are included as outstanding common stock in the calculation of basic and diluted net loss per share.